ACQUISITION AGREEMENT


     This Agreement is entered into as this _____ day of __________, 2000, by and between Golf Centers, Inc., a Nevada corporation hereinafter referred to as Golf Center, and Granada Hills Associates, LLC.

RECITALS

     A. Golf Center is a Nevada corporation, having an authorized capital of 50,000,000 shares of $.001 par value stock of which 7,500,000 shares are outstanding with a book value of 0.03.

     B. Granada Hills Associates LLC (a California Limited Liability Corporation) has certain rights subject to a lease with the Department of Water and Power City of Los Angeles (Exhibit A) to operate a golf center in the city of Los Angeles CA in the Sylmar District on the land known as the Lakeside Debris Basin.

     C. Granada Hills Associates LLC agrees to sell all assets of said LLC for a sum of $250,000 plus actual costs to date (exclusive of selling costs). This sum (and actual costs) is due and payable signing of said lease by Granada Hills Associates LLC and Department of Water and Power City of Los Angeles

D.       The parties desire to formalize their purchase agreement.


     NOW THEREFORE, IN CONSIDERATION OF THEIR MUTUAL PROMISES AND COVENANTS SET FORTH HEREINAFTER, THE PARTIES AGREE AS FOLLOWS:

     1. Purchase Agreement: Golf Center, Inc., hereby agrees to purchase certain assets, subject to liabilities from Granada Hills Associates as listed in Exhibit A $250,000 and actual costs to date (exclusive of selling costs) upon signing of lease by the Department of Water and Power City of Los Angeles.

     2. Contingency: In the event a liability to Granada Hills Associates in the amount of $250,000 and actual costs is not paid in full upon signing of lease by Department of Water and Power, this transaction is null and voi unless otherwise modified in writing by the parties hereto.



     3. Business Purpose: The parties acknowledge that the purpose of this transaction is to provide Golf Centers, Inc., the rights to said lease with the Department of Water and Power and any drawings engineering, pictures, studies, permits and all other assets of said LLC

     4. Exempt Transaction: All parties acknowledge and agree that any transfer of securities pursuant to this Agreement will constitute an exempt isolated transaction and that the securities received in such transfer or exchange shall not be registered under Federal or State securities law.

     5. Default: In the event any party defaults in performing any of its duties or obligations under this Agreement, the party responsible for such default shall pay all costs incurred by the other party in enforcing its rights under this Agreement or in obtaining damages for such default, including costs of court and reasonable attorney fees, whether incurred through legal action or otherwise and whether incurred before or after judgment.

     6. Notices: Any notice or correspondence required or permitted to be given under this Agreement may be given personally to an individual party or to an officer or registered agent of a corporate party or may be given by depositing such notice or correspondence in the U. S. Mail postage prepaid, certified or registered, return receipt requested, addressed to the party at the following address:

                           Golf Centers, Inc.
                           1905 So. Eastern Ave.
                           Las Vegas, NV 89104

                           Granada Hills Associates, LLC.
                           1402 Walnut Creek Drive
                           Encinitas, CA 92024



     Any notice given by mail shall be deemed to be delivered on the date such notice is deposited in the U. S. Mail. Any party may change its address for purpose of this Agreement by giving written notice to the other parties as provided above.

     7. Binding: This Agreement shall be binding upon the parties hereto and upon their respective heirs, representatives, successors and assigns.

     8. Governing Law: This Agreement shall be governed by and construed under the laws of the State of Nevada.

     9. Authority: The parties executing this Agreement on behalf of corporate parties represent that they have been authorized to execute this Agreement pursuant to resolutions of the Boards of Directors of their respective corporations.

     10. Signatures: This Acquisition Agreement may be signed in counterparts.

     IN WITNESS WHEREOF, the parties have executed this Acquisition Agreement as of the day and year first written above.


GRANADA HILLS ASSOCIATES LLC.



By: __________________________ Date:
Bill Logan



GOLF CENTERS, INC.



By:                 Date:
Gary DeGano